Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares, Inc. of our report dated June 22, 2026, relating to the financial statements and financial highlights of iShares Asia/Pacific Dividend ETF and iShares Emerging Markets Dividend ETF, which appears in iShares, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2026. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 20, 2026